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                                 EXHIBIT 8.1
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SULLIVAN & CROMWELL
                                           125 Broad Street, New York 10004-2498



                                                                 August 11, 1995


Vencor, Inc.,
  3300 Providian Center,
    4000 West Market Street,
      Louisville, KY 40202.

Ladies and Gentleman:

                 We have acted as special counsel to Vencor, Inc. ("Vencor") in connection with the Amended and Restated Agreement and Plan of Merger dated as of April 23, 1995 and as amended and restated as of July 31, 1995 (the "Merger Agreement") between Vencor and The Hillhaven Corporation ("Hillhaven") which provides for the merger of Hillhaven with and into Vencor (the "Merger"). We are rendering this opinion to you, in part, pursuant to Section 8.02(iii) of the Merger Agreement. Unless otherwise indicated, capitalized terms used herein shall have the meanings given to such terms in the Merger Agreement.

                 For purposes of this opinion we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate and we have assumed, with your consent, the following:

                 (i) The Merger will be completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of Vencor, including the Proxy Statement/Prospectus of Hillhaven and Vencor.
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Vencor, Inc.                                                                -2-




                (ii) The representations made to us by Vencor in a letter dated August 11, 1995, the representations made to us by Hillhaven in a letter dated August 11, 1995, the representations made to us by Tenet Healthcare Corporation in a letter dated August 11, 1995, the representations made to us by Thomas E. Phillipe, Sr. (in both his individual capacity and as trustee of various trusts) in letters dated August 11, 1995 and the representations made to us by Thomas E. Phillipe, Jr. in a letter dated August 11, 1995, will be true and complete at the Effective Time.
                (iii) The Merger will qualify as a merger under the laws of the State of Delaware and the state of Nevada.
        This opinion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.
                On the basis of the foregoing, we hereby confirm to you our opinion set forth under the heading "Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement filed August 11, 1995 by Vencor with the Securities and Exchange Commission, relating to the Merger.
                We hereby consent to the reference to us under the heading "Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required


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Vencor, Inc.                                                               -3-



under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                                       Very truly yours,


                                                       /s/ Sullivan & Cromwell